AMENDMENT NO. 4 TO

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS Amendment NO. 4 TO TRANSFER AGENCY AND SERVICE AGREEMENT (this “Amendment”) effective as of January 1, 2026, by and among Dunham Funds, a Delaware business trust (the “Trust”), and Gemini Fund Services, LLC, a Nebraska limited liability company (“Gemini”).

WHEREAS, the parties entered into that certain Transfer Agency and Service Agreement dated January 15, 2008, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)            Section 1.01 of the Agreement is hereby amended by adding a new subsection (e) immediately following subsection (d), which shall read in its entirety as follows:

(e) In addition, GFS is subject to the privacy, data protection and breach notification requirements in accordance with amendments to Regulation S-P, as follows.

As used herein, the terms “Customer Information,” “Customer Information Systems,” “Disposal,” and “Nonpublic Personal Information,” shall have the meanings given to those terms in the SEC’s Regulation S-P, as amended (17 C.F.R. Part 248).

i.	Data Protection and Use: GFS agrees to comply with all applicable privacy and data protection laws, including the Gramm-Leach-Bliley Act (GLBA). GFS shall treat all Dunham Fund data (including Nonpublic Personal Information) as confidential information, processing and disclosing it solely for the purpose of providing the services and for no other purpose.

ii.	Security Program: GFS shall maintain a Written Information Security Program with administrative, technical and physical safeguards and procedures that are reasonably designed to ensure the security and confidentiality of the Dunham Fund data, protect against unauthorized use, and detect, respond to, and recover from security breaches.

iii.	Notification: GFS shall provide notification to the Dunham Funds as soon as possible, but no later than 72 hours after becoming aware that a security breach has occurred resulting in unauthorized access to Customer Information Systems maintained by GFS that contains Dunham Fund Customer Information. As part of such notification, GFS will provide sufficient information to enable compliance with Reg S-P, including information as to the nature and scope of the incident, the type of information involved and the mitigation steps taken.

iv.	Customer Notification and Disposal: GFS shall cooperate with Dunham Funds, at GFS’s own expense and in good faith, to investigate and/or respond to any security breach resulting in unauthorized access to Customer Information Systems maintained by GFS that contain Dunham Fund Customer Information and assist with timely compliance with any applicable regulatory disclosure and notification obligations resulting from such security breach. Upon termination of this Agreement, GFS shall ensure the proper Disposal of all Dunham Fund data, subject to applicable legal requirements.

(b)           Section 7.02 of the Agreement hereby is deleted in its entirety and replaced with the following:

7.02       This Agreement shall remain in effect for a period of one (1) year from January 1, 2026, and thereafter shall continue in effect for successive twelve-month renewal periods; provided that each such renewal is specifically approved at least annually by a majority of the Board or a vote of a majority of the outstanding voting securities of the Fund.

(b)       Section 7.03 of the Agreement hereby is deleted in its entirety and replaced with the following:

7.03       Following January 1, 2027, this Agreement may be terminated with respect to the Trust or any of the Funds at any time (i) by the Board on 90 days’ written notice to GFS or (ii) by GFS on 90 days’ written notice to the Trust.

(c)              Schedule B to the Agreement hereby is deleted in its entirety and replaced with Schedule B attached hereto.

2.       Miscellaneous.

(a)       Except as amended hereby, the Agreement shall remain in full force and effect.

(b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

DUNHAM FUNDS By: /s/ Jeffrey Dunham Jeffrey Dunham President	GEMINI FUND SERVICES, LLC By: /s/ Gary Tenkman Gary Tenkman Chief Executive Officer

AMENDED SCHEDULE B

TRANSFER AGENCY AND SHAREHOLDER SERVICE FEE SCHEDULE

Amended Schedule B dated as of the 1st day of January, 2026, to the Transfer Agency and Service Agreement dated January 15, 2008, by and between Dunham Funds and Gemini Fund Services, LLC.

[OMITTED]

IN WITNESS WHEREOF, the parties hereto have caused this Amended Schedule B to be executed by a duly authorized officer on one or more counterparts as of the date and year first above written.

DUNHAM FUNDS By: /s/ Jeffrey Dunham Jeffrey Dunham President	GEMINI FUND SERVICES, LLC By: /s/ Gary Tenkman Gary Tenkman Chief Executive Officer